

                                  UNITED STATES                  -----------------------------
                       SECURITIES AND EXCHANGE COMMISSION        OMB APPROVAL
                             WASHINGTON, D.C. 20549              -----------------------------
                                                                 OMB Number: 3235-0145
                                                                 -----------------------------
                                                                 Expires: October 31, 2002
                                                                 -----------------------------
                                                                 Estimated average burden
                                                                 hours per response. . . 14.9
                                                                 -----------------------------



                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)*

                                QXL ricardo p.l.c

                 ---------------------------------------------
                                (Name of Issuer)

                                 Ordinary Shares

                 ---------------------------------------------
                         (Title of Class of Securities)

                                  US74912W2008

                 ---------------------------------------------
                                 (CUSIP Number)

                                December 31, 2001

                 ---------------------------------------------
             (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                 Rule 13d-1(b)
                 Rule 13d-1(c)
            X    Rule 13d-1(d)


-------------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------------------------- ---------------------------- ------------------------------------------
CUSIP NO. US74912W2008                                                    PAGE     2    OF     9    PAGES
                                                                               --------    --------
--------- ----------------------------------------------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          IRS IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
          Apax Scotland VI LP
--------- ------------------------------------------------------------------------------------------- --------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)                         (a) [ ]
                                                                                                      (b) [ ]
--------- ----------------------------------------------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION
          Scotland
----------------------- ---------- ---------------------------------------------------------------------------------
   NUMBER OF
    SHARES             5.         SOLE VOTING POWER
  BENEFICIALLY                    - 0 -
    OWNED BY           ---------- ----------------------------------------------------------------------------------
      EACH             6.         SHARED VOTING POWER
   REPORTING                      60,997,840
 PERSON WITH           ---------- ----------------------------------------------------------------------------------
                       7.         SOLE DISPOSITIVE POWER
                                  - 0 -
                       ---------- ----------------------------------------------------------------------------------
                       8.         SHARED DISPOSITIVE POWER
                                  60,997,840
--------- ----------------------------------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          60,997,840
--------- ------------------------------------------------------------------------------------------- --------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (See Instructions)                                                                       [ ]

--------- ----------------------------------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          7.9%
--------- ----------------------------------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON (See Instructions)
          PN
--------- ----------------------------------------------------------------------------------------------------------


-------------------------------------------- ---------------------------- ------------------------------------------
CUSIP NO. US74912W2008                                                    PAGE     3     OF     9    PAGES
                                                                               ---------    --------
--------- ----------------------------------------------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          IRS IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
          Apax Scotland VI Co. Limited
--------- ------------------------------------------------------------------------------------------- --------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)                         (a) [ ]
                                                                                                      (b) [ ]
--------- ----------------------------------------------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION
          Scotland
----------------------- ---------- ---------------------------------------------------------------------------------
   NUMBER OF
    SHARES         5.         SOLE VOTING POWER
 BENEFICIALLY                 - 0 -
   OWNED BY        ---------- --------------------------------------------------------------------------------------
     EACH          6.         SHARED VOTING POWER
  REPORTING                   60,997,840
 PERSON WITH       ---------- --------------------------------------------------------------------------------------
                   7.         SOLE DISPOSITIVE POWER
                              - 0 -
                   ---------- --------------------------------------------------------------------------------------
                   8.         SHARED DISPOSITIVE POWER
                              60,997,840
--------- ----------------------------------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          60,997,840
--------- ------------------------------------------------------------------------------------------- --------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (See Instructions)                                                                       [ ]

--------- ----------------------------------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          7.9%
--------- ----------------------------------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON (See Instructions)
          CO
--------- ----------------------------------------------------------------------------------------------------------

-------------------------------------------- ---------------------------- ------------------------------------------

CUSIP NO. US74912W2008                                                    PAGE     4     OF     9    PAGES
                                                                               ---------    --------
--------- ----------------------------------------------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          IRS IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
          Apax Partners Ltd
--------- ------------------------------------------------------------------------------------------- --------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)                         (a) [ ]
                                                                                                      (b) [ ]
--------- ----------------------------------------------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION
          ENGLAND
----------------------- ---------- ---------------------------------------------------------------------------------
   NUMBER OF
    SHARES         5.         SOLE VOTING POWER
 BENEFICIALLY                 - 0 -
   OWNED BY        ---------- ---------------------------------------------------------------------------------
    EACH           6.         SHARED VOTING POWER
 REPORTING                    60,997,840
 PERSON WITH       ---------- ---------------------------------------------------------------------------------
                   7.         SOLE DISPOSITIVE POWER
                              - 0 -
                   ---------- ---------------------------------------------------------------------------------
                   8.         SHARED DISPOSITIVE POWER
                              60,997,840
--------- ----------------------------------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          60,997,840

--------- ------------------------------------------------------------------------------------------- --------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
                                                                                                           [ ]

--------- ----------------------------------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          7.9%

--------- ----------------------------------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON (See Instructions)
          CO

--------- ----------------------------------------------------------------------------------------------------------

-------------------------------------------- ---------------------------- ------------------------------------------
CUSIP NO. US74912W2008                                                    PAGE     5     OF     9    PAGES
                                                                               ---------    --------
--------- ----------------------------------------------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          IRS IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
          Apax Partners Holdings Ltd

--------- ------------------------------------------------------------------------------------------- --------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)                         (a) [ ]
                                                                                                      (b) [ ]
--------- ----------------------------------------------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION
          ENGLAND
--------------------------------------------------------------------------------------------------------------------
 NUMBER OF        5.         SOLE VOTING POWER
  SHARES                     - 0 -
BENEFICIALLY    ---------- ---------------------------------------------------------------------------------
 OWNED BY         6.         SHARED VOTING POWER
   EACH                      60,997,840
 REPORTING      ---------- ---------------------------------------------------------------------------------
PERSON WITH       7.         SOLE DISPOSITIVE POWER
                             - 0 -
                ---------- ---------------------------------------------------------------------------------
                  8.         SHARED DISPOSITIVE POWER
                             60,997,840
--------- ----------------------------------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          60,997,840
--------- ------------------------------------------------------------------------------------------- --------------
10.       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
                                                                                                          [ ]
--------- ----------------------------------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          7.9%
--------- ----------------------------------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON (See Instructions)
          CO
--------- ----------------------------------------------------------------------------------------------------------

                                                 Page    6    of    9     Pages
                                                     --------    --------
Item 1.   (a)  Name of Issuer:
               QXL ricardo p.l.c. (the "Issuer")

          (b)  Address of Issuer's Principal Executive Offices:
               Landmark House
               Hammersmith Bridge Road
               London W6 9DP
               England

Item 2.   (a)  Name of Person Filing:

               This Schedule 13 G is being filed jointly by (I) Apax Scotland VI LP, a limited liability partnership organised under the laws of Scotland ("Apax Scotland LP"), (II) Apax Scotland VI Co. Limited, a limited liability company organised under the laws of Scotland and the general partner of Apax Scotland LP ("Apax Scotland Company"), (III) Apax Partners Limited, a limited liability company organised under the laws of England and Wales and the Manager of each of the APAX Partnerships (as defined below) ("AVL"), and (IV) Apax Partners Holdings Ltd, a limited liability company organised under the laws of England and Wales and the controlling stockholder of AVL and APAX Scotland Company ("AVL Holdings").

               The filing of this statement is not an admission by any Reporting Person that such Reporting Person and any other Reporting Person or Reporting Persons constitute a "group" for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, or Rule 13d-5 thereunder or that any Reporting Person is the beneficial owner of any securities owned by any other Reporting Person.

               Apax Scotland LP is the general partner of each of APAX UK VI-A, L.P., a Delaware limited liability partnership ("APAX A") and APAX UK VI-B, L.P., a limited liability partnership organised under the laws of England and Wales ("APAX B"), APAX UK VI-C, L.P., a Delaware limited liability partnership ("APAX C"), APAX UK VI-D, L.P., a limited liability partnership organised under the laws of England and Wales ("APAX D") and APAX UK VI-E, L.P., a limited liability partnership organised under the laws of England and Wales ("APAX E", and collectively with APAX A, APAX B, APAX C, and APAX D, the "APAX Partnerships"). The APAX Partnerships beneficially own, in the aggregate, 60,997,840 Ordinary shares, (pound)0.001 par value of the Issuer ("the Ordinary Shares").

               Bank of New York is the custodian for each of the APAX Partnerships and holds the Ordinary Shares in the name of its wholly owned subsidiary, Apax Funds Nominees Limited.


                                              PAGE     7     OF     9    PAGES
                                                    ---------    --------

              (b)  Address of Principal Business Office or, if none, Residence:
                   15 Portland Place
                   London, W1B 1PT
                   England

              (c)  Citizenship:
                   APAX Scotland L.P. and APAX Scotland Company are organised under the laws of Scotland.
                   APAX Partners Ltd and APAX Partners Holdings Ltd are organised under the laws of England and Wales.

              (d)  Title of Class of Securities:
                   Ordinary Shares

              (e)  CUSIP Number:
                   us74912w2008

Item 3.       If this statement is filed pursuant to Rule 13d-1(b) or Rule 3d-2(b) or (c), check whether the person filing is a:

       (a)    [ ]    Broker or dealer registered under Section 15 of the Act.
       (b)    [ ]    Bank as defined in Section 3(a)(6) of the Act.
       (c)    [ ]    Insurance company as defined in Section 3(a)(19) of the Act.
       (d)    [ ]    Investment company registered under Section 8 of the Investment Company Act of 1940.
       (e)    [ ]    An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).
       (f)    [ ]    An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).
       (g)    [ ]    A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).
       (h)    [ ]    A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act.
       (i)    [ ]    A church plan that is excluded from the definition of an investment company under Section
       (j)    [ ]    Group, in accordance with Rule 13d-1(b)(1)(ii)(J).



                                              PAGE     8     OF     9    PAGES
                                                    ---------    --------

Item 4.          Ownership.

        (a)  Amount beneficially owned: _________60,997,840_______.
        (b)  Percent of class: ___________8.8%__________.
        (c)  Number of shares such person has:
                 (i)  Sole power to vote or to direct the vote ____NIL____.
                (ii)  Shared power to vote or to direct the vote _______60,997,840____.
               (iii)  Sole power to dispose or to direct the disposition of _____NIL_________.
                (iv)  Shared power to dispose or to direct the disposition of ___60,997,840__.

Item 5.      Ownership of Five Percent or Less of a Class.

             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.      Ownership of More than Five Percent on Behalf of Another Person.

                      Not applicable.

Item 7.      Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on
             By the Parent Holding Company.

                      Not applicable.

Item 8.      Identification and Classification of Members of the Group.

                      Not applicable.

Item 9.      Notice of Dissolution of Group.

                      Not applicable.

                                              PAGE     9     OF     9    PAGES
                                                    ---------    --------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



 _________________________________
              (Date)

APAX SCOTLAND VI LP                        APAX SCOTLAND VI CO LIMITED


BY: /s/ Adrian Beecroft                    BY: /s/ Peter Englander
   ------------------------------------        ---------------------------------
               (Signature)                                (Signature)

   ADRIAN BEECROFT                             PETER ENGLANDER
   DIRECTOR                                    DIRECTOR
   ------------------------------------        ---------------------------------
            (Name/Title)                                  (Name/Title)


APAX PARTNERS LIMITED                      APAX PARTNERS HOLDINGS LIMITED

BY: /s/ Adrian Beecroft                    BY: /s/ Peter Englander
   ------------------------------------        ---------------------------------
               (Signature)                                (Signature)

   ADRIAN BEECROFT                             PETER ENGLANDER
   DIRECTOR                                    DIRECTOR
   ------------------------------------        ---------------------------------
            (Name/Title)                                  (Name/Title)


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)